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                                                                  Exhibit (a)(5)
                           OFFER TO PURCHASE FOR CASH
           UP TO $514,286,000 AGGREGATE PRINCIPAL AMOUNT AT MATURITY
                 OF ZERO COUPON CONVERTIBLE DEBENTURES DUE 2018

                                       OF

                               AMF BOWLING, INC.

 SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 28, 1999, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.


                                                                   June 29, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  Enclosed for your consideration is an Offer to Purchase, dated June 29, 1999 (as the same may be amended from time to time, the "Offer to Purchase"), and a Letter of Transmittal and instructions thereto (the "Letter of Transmittal") relating to the offer (the "Offer") by AMF Bowling, Inc. ("AMF Bowling") to purchase for cash a minimum of $450,000,000 aggregate principal amount at maturity (40%) and up to $514,286,000 aggregate principal amount at maturity (45.7%) of its Zero Coupon Convertible Debentures due 2018 (the "Debentures") at a price of $140.00 per $1,000 principal amount at maturity (the "Repurchase Price").

  Unless the Offer is terminated or amended, the consummation of the Offer is conditioned, unless waived by AMF Bowling, upon (i) closing on subscriptions obtained in exercising of the rights issued pursuant to the terms of the Rights Offering (as defined in the Offer to Purchase) being conducted concurrently with the Offer with proceeds of at least $120,000,000, (ii) Debentures in an aggregate principal amount at maturity of not less than $450,000,000 aggregate principal amount at maturity (40%) being validly tendered in the Offer and
(iii) satisfaction of the General Conditions (as defined in the Offer to Purchase).

  Stockholders of AMF Bowling, which own in the aggregate a majority of AMF Bowling's common stock and approximately $495,950,000 principal amount at maturity of the Debentures, have indicated that they intend to tender all of their Debentures in the Offer subject to market conditions, although they are not obligated to do so.

  The Offer and the concurrent Rights Offering are part of a recapitalization plan being undertaken by AMF Bowling. For more information, please refer to the Offer to Purchase. The funds required to purchase validly tendered Debentures and to pay fees and expenses related to the Offer are to be provided from the proceeds of the Rights Offering.

  We are asking you to contact your clients for whom you hold Debentures registered in your name or in the name of your nominee. AMF Bowling will pay all transfer taxes, if any, applicable to the tender of Debentures, except as provided in the Offer to Purchase and the instructions to the Letter of Transmittal.

  Enclosed is a copy of each of the following documents for forwarding to your clients:

    1. The Offer to Purchase.

    2. A Blue Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in connection with the tender of Debentures by record holders and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to accept the Offer.

    3. A Yellow form of letter addressed "To Our Clients" that may be sent to your clients for whose accounts you hold Debentures registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offer.
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    4. A Gray Notice of Guaranteed Delivery to be used to tender in the Offer if certificates for Debentures are not lost but not immediately available, or if the procedure for book-entry transfer cannot be completed on or before the Expiration Date.

  YOUR PROMPT ACTION IS REQUESTED. DEBENTURES TENDERED PURSUANT TO THE OFFER MAY BE VALIDLY WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE OFFER TO PURCHASE, AT ANY TIME BEFORE THE EXPIRATION DATE.

  AMF Bowling will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person in connection with the solicitation of tenders of Debentures pursuant to the Offer. You will be reimbursed by AMF Bowling for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

  Please refer to "Procedures for Tendering Debentures" in the Offer to Purchase for a description of the procedures which must be followed to tender Debentures in the Offer.

  Any requests for additional copies of the Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery should be directed to the Information Agent and any questions or requests for assistance should be directed to the Dealer Manager at their respective addresses and telephone numbers set forth on the last page of the Offer to Purchase.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF AMF BOWLING, THE TRUSTEE FOR THE DEBENTURES, THE DEALER MANAGER, THE INFORMATION AGENT FOR THE OFFER OR THE DEPOSITARY FOR THE OFFER, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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